Exhibit (a)(5)(i)

FOR IMMEDIATE RELEASE:

ALPINE GLOBAL PREMIER PROPERTIES FUND COMMENCES TENDER OFFER

Purchase, NY — May 17, 2012 — Alpine Global Premier Properties Fund (NYSE: AWP) (the “Fund”) announced today it is commencing a tender offer (the “Offer”) to purchase for cash up to 21,489,143 (representing approximately 20%) of its issued and outstanding common shares, no par value per share, at a price equal to 95% of the net asset value (“NAV”) per share, determined as of the business day immediately following the day the Offer expires.  The Offer will expire on June 15, 2012, at 5:00 P.M., or on such later date to which the Offer is extended.

If the number of shares properly tendered and not properly withdrawn exceeds the maximum amount of the Offer then, on the terms and subject to the conditions of the Offer, the Fund will purchase shares from tendering shareholders on a pro rata basis.  Accordingly, there is no assurance that the Fund will purchase all of a shareholder’s tendered shares.

The NAV per share as of the close of the regular trading session of the NYSE on May 15, 2012 was $6.94 and the last reported sale price on the NYSE on such date for a share was $6.21.  Until the Offer expires, NAV per share quotations can be obtained from AST Fund Solutions, LLC, the information agent for the Offer, by calling (866) 745-0267 (toll free) between the hours of 9:00 a.m. and 5:00 P.M., New York City Time, Monday through Friday (except holidays).  The depositary for the offer is American Stock Transfer & Trust Company, LLC.

None of the Fund, its Board, its investment adviser or the information agent is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the Offer.  Shareholders, together with their tax and financial advisors, are solely responsible for determining how many shares they will tender, if any, for purchase by the Fund.

This press release is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any shares.  The solicitation and offer to buy shares will only be made pursuant to the offer to purchase and the other tender offer documents that the Fund is disseminating to its shareholders.  A free copy of the tender offer documents filed by the Fund with the SEC may be obtained, when filed, from the SEC’s website at www.sec.gov or from the Fund’s website at www.alpinecef.com, or by calling AST Fund Solutions, LLC at (866) 745-0267 (toll free). Shareholders are urged to read these materials carefully prior to making any decision with respect to the Offer.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements.  These statements are based on the current expectations and beliefs of the Fund’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include references to completion of the tender offer and the payment for shares related thereto.  These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance.  Results may differ due to various factors such as the possibility that shareholders may not tender their shares in the tender offer, or other conditions to completion of the tender offer are not satisfied. For further details of these risks, you should read our filings with the Securities and Exchange Commission related to the tender offer, including our Schedule TO and the documents referred to therein. Except as required by law, the Fund is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

About Alpine Global Premier Properties Fund

Alpine Global Premier Properties Fund is a diversified, closed-end management investment company that seeks total return, consisting of capital appreciation and income.  The Fund’s investment adviser is Alpine Woods Capital Investors, LLC with its principal executive offices located at 2500 Westchester Avenue, Suite 215, Purchase, New York 10577.  The Fund is a closed-end fund and does not continuously offer or redeem shares.

For additional information contact:

Marc Rappaport, Alpine Woods Capital Investors, LLC 914-251-0880